Exhibit 10.8

ESSA BANK & TRUST

PERFORMANCE BASED

LONG TERM INCENTIVE PLAN

FOR EXECUTIVES AND MANAGEMENT

This ESSA Bank & Trust Performance Based Long Term Incentive Plan (the “Plan”) is effective October 1, 2019.  Every year, a new Attachment A will be developed which will set forth the specific performance goals for each fiscal year.

I.Purpose

The purpose of the Plan is to provide long term incentive compensation to executive officers and certain members of management who contribute to the success of ESSA Bancorp, Inc. (the “Company”) and ESSA Bank & Trust (the “Bank”) (together, “ESSA”).  The Plan is designed to support organizational objectives and financial goals, as defined by ESSA’s strategic and financial plans and performance that measure up well relative to comparable financial organizations.  Long term incentive compensation awarded will reflect full fiscal year performance relative to pre-selected performance goals and will be designed to further strengthen the alignment between executive pay, stockholder value and market best practices.  The Plan is designed to supplement base salary, but is not an entitlement.  It is designed to provide variable “at risk” pay, based on full fiscal year performance of ESSA.

In addition to providing a competitive pay opportunity, the Plan is also intended to support ESSA’s pay for performance philosophy.  It is designed to assist ESSA in attracting, retaining and motivating leadership talent and to provide focus on achieving important fiscal year objectives of the organization.

The Plan is designed to accomplish the following objectives:

•	Support ESSA’s pay for performance philosophy.

•	Establish “line of sight” between executive/management efforts, results and pay.

•	Enhance ESSA’s ability to attract, retain, focus and motivate the leadership talent it needs to achieve profitable growth.

II.General Description

The Plan provides for performance-based awards based on full fiscal year attainment of pre-established annual performance goals and provides for a range of payouts aligned with ESSA’s performance. The value of the awards are determined based on a number of factors, including the executive’s level within ESSA, competitive market practices and the executive’s performance leading up to the date of grant.  Fiscal year performance goals are based on a combination of business plan and external benchmarks for comparable financial services organizations.   Performance below the range will yield no payouts under the Plan.  Fiscal year incentive compensation is capped at the maximum performance levels established each year.

Awards under this Plan are separate from (and in addition to) any awards that may be made under the ESSA Bank & Trust Amended and Restated Executive/Management Annual Incentive Compensation Plan.  Awards hereunder will be settled in cash.

Performance ranges will be established for each fiscal year (i.e., October 1 to September 30) and will be set forth as Attachment A to a participant’s grant agreement.  Performance measures used may vary from year to year, based on fiscal year objectives approved by the Compensation Committee (the “Committee”) of the Board of Directors.  Payouts can range from zero up to 150% of target.  The Committee has the authority to consider and authorize payouts within the range, but performance below the range will result in no payouts under the Plan and no payouts will be made above the maximum performance levels established each year.  Payouts under the Plan require ESSA to maintain safety and soundness while achieving financial objectives.

III.Plan Administration

The Committee will approve any final disposition of matters pertaining to the administration of the Plan.  The Committee has the responsibility to interpret, administer, amend, suspend or terminate the Plan and such decisions shall be final and binding on all parties.  Matters of the Committee shall be decided by majority vote.

Awards will be approved by the Committee. Accrued payouts and the financial results they are based on shall be reviewed for reasonableness by independent auditors prior to payment.

The Committee may take into consideration any nonrecurring or extraordinary items that affect income gain, expense or loss and other factors it may deem relevant.  We define extraordinary items as events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. For this purpose, “unusual nature” means that the event or transaction should possess a high degree of abnormality and be of a type clearly unrelated to the ordinary and typical activities of the entity.  “Infrequency of occurrence” means that the event or transaction should be of a type that would not reasonably be expected to recur in the foreseeable future.  In general, the Committee will apply a consistent logic to how such matters are considered to impact incentive Plan payouts.  This means that extraordinary gains and losses will be dealt with in a similar manner.  The overarching criteria used to make such decisions will be the protection of ESSA and its shareholders.

IV.Plan Participation

Participation in the Plan is limited to selected executive officers and management of ESSA.  Selection is based on the functional responsibilities and the extent to which the employee has the opportunity to influence the desired organizational results. Final decisions are based on CEO recommendation and Committee approval.

V.Mechanics of Award Grants

Awards hereunder shall be made by the Committee and shall be documented in the form of grant agreements, subject to such terms and conditions as the Committee may determine.  Vesting conditions and payment terms for any awards under this Plan shall be set forth in such grant agreements.  Unless the Committee determines otherwise, awards hereunder shall be made on the basis of the Company’s fiscal year (i.e., October 1 to September 30).

No rights or interests in awards made under the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy except to a beneficiary upon the death of a participant as herein provided.

An award does not confer any right on the participant to continue in the employ of ESSA or limit in any way the right of ESSA to terminate the participant’s employment at any time.

ESSA has the right to deduct any federal, state, and local taxes required by law to be withheld with respect to any awards hereunder.

VI.Clawback

As a condition to receiving any award under this Plan, the participant must agree in an award agreement that all or any portion of the award is subject to recovery or “clawback” by the Company if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the award, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.  Recovery of the amount that would not otherwise have been made under the restated results may include one or more of the following:

•	Reimbursement of the gross amount of any award paid to the participant that was subsequently reduced due to the restatement; and/or

•	Cancellation of outstanding awards granted to the participant.

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